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                                                                      Exhibit 21

                       INTERMEDIA COMMUNICATIONS INC.
                                SUBSIDIARIES


Intermedia Licensing Company

Eastern Message Communications Inc.

EMI Telecommunications Inc.

DIGEX, Incorporated

Sumter One Acquisition, Inc.

Sumter Two Acquisition, Inc.

Intermedia Capital Inc.

Shared Technologies Fairchild Inc.